EX-99.23.i.i

THOMPSON  BRUSSELS  CINCINNATI  CLEVELAND  COLUMBUS  DAYTON  NEW YORK  WASHINGTON, D.C.
    HINE

October 5, 2005

Johnson Mutual Funds Trust
3777 West Fork Road
Cincinnati, Ohio 45247

    Re: Johnson Mutual Funds Trust, File Nos. 33-52970 and 811-7254

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 20 to the Registration Statement, File Nos. 33-52970 and 811-7254 (the “Registration Statement”) of Johnson Mutual Funds Trust (the “Trust”).

We have examined copies of (i) Agreement and Declaration of Trust of the Trust, (ii) the By-Laws of the Trust, and (iii) such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 20 is effective for purposes of applicable federal and state securities laws, the shares of the Trust, if issued in accordance with the then current Prospectuses and Statements of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 20 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

                                        Very truly yours,

                                        /S/

                                        THOMPSON HINE LLP

DSM/JMS